Exhibit 10.36

MAVENIR SYSTEMS, INC.

SALES COMMISSION PLAN

Effective February 7, 2014

7. CONFIDENTIALITY OBLIGATION	6

8. GENERAL PROVISIONS	7

8.1 Rights of Participants	7
8.2 Non-assignability of Benefits	7
8.3 Severability	7
8.4 Prerequisites to Benefits	7
8.5 Bonus Arrangement	7
8.6 Powers of the Company	8
8.7 Waiver	8
8.8 Gender, Tense and Headings	8
8.9 Governing Law	8
8.10 Notice	8
8.11 Entire Agreement	8
8.12 No Individual Liability	8
8.13 Amendment and Termination	9
8.14 No Guarantee of Tax Consequence	9

MAVENIR SYSTEMS, INC.

SALES COMMISSION PLAN

1.

PURPOSE

1.1 Purpose. The goal of this Sales Commission Plan (the “Plan”) is to ensure a highly motivated professional sales team by offering a compensation package aligned with the Company’s evolving corporate objectives and designed to support the Company’s growth. The Plan is intended to provide a basis by which sales personnel are motivate to achieve, and rewarded for achieving and exceeding, product and service sales goals.

2.

DEFINITIONS

The following words and phrases shall have the following meanings:

2.1 “Administrator” means (i) the Board, (ii) the Compensation Committee (to the extent that the Board authorizes the Compensation Committee to administer or make recommendations under the Plan) or (iii) a committee of Company officers as may be determined by the Board or by the Compensation Committee in a given year. Any action taken by the Administrator regarding the Plan must include the approval of a majority of the members of any body or committee representing the Administrator, as applicable.

2.2 “Award” means any grant to a Participant pursuant to the Plan.

2.3 “Board” means the Board of Directors of the Company.

2.4 “BIC” means Base Incentive Compensation.

2.5 “CFO” means the Company’s Chief Financial Officer.

2.6 “Company” means Mavenir Systems, Inc., a Delaware corporation, or any of its subsidiaries.

2.7 “Compensation Committee” means the compensation committee of the Board.

2.8 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.9 “Participant” means an employee of the Company who is designated as a participant in the Plan by the Administrator.

2.10 “PCP” means a Personal Compensation Plan.

2.11 “Plan” shall have the meaning set forth in Section 1.1.

2.12 “Sales Quotas” means those sales quotas, either on a Company-wide or Participant-by-Participant basis, determined by the Administrator for any given measurement period and as revised from time to time by the Administrator pursuant to the Plan.

3.

PARTICIPATION AND AWARD OPPORTUNITIES

3.1 Award Opportunities. Each Participant may be assigned a targeted Award, expressed as a percent of salary or as a BIC, that can decrease to zero, based on Sales Quota achievement. Award opportunities under the Plan may be redefined from time to time, as modifications are made to the Company’s sales compensation strategy. The Administrator reserves the right to modify, suspend, or terminate this plan, at any time without advance notice to the Participants in its sole and absolute discretion.

3.2 Eligibility. The Administrator shall determine who may be Participants in the Plan and additional Participants may be added by the Administrator at any time. The number of eligible Participants is expected to vary from year to year, as the Company expands and the sales compensation strategy and programs are refined.

3.3 Personal Compensation Plans.

Quota Carriers. An annual PCP shall be provided to each Participant detailing the Participant’s individual Sales Quotas and showing the commission rate paid for each type of sale. The Sales Quota will be a full-year target for a given calendar year or pro-rated accordingly for Participants who begin employment with the Company during the year as set forth in Section 3.5.

Once Sales Quotas are established, adjustments should not be necessary. However, the Administrator reserves the right to make changes (up or down) to individual Sales Quotas due to changes in competition or other factors, in the sole discretion of the Administrator. It is the responsibility of the Company’s Executive Vice President of Sales and/or the Regional Vice President to ensure any such changes are communicated to the individual in writing via a revised PCP. All PCPs must be signed by each Participant and the Executive Vice President of Sales and/or his or her Regional Vice President and the CFO and delivered to the Company’s human resources office before incentive payments are made.

Sales Engineers. Incentive payments for sales engineer staff will be based on overall regional and/or global order achievements. Compensation will be split between regional targets and the Company global target as may be set forth in the Participant’s PCP. The respective Sales Engineer PCP will contain details of these targets and any variation from the standard terms.

3.4 Employee Termination. A Participant must be an employee of the Company in good standing on the date an order is received to be eligible for an Award related to such order. If a Participant’s employment terminates prior to the date that the order is received, the participant will not be paid any Award for the order, and Awards will only be paid on orders received up to and including a Participants last day of employment.

For Participants who resign from the Company, any Award amounts held subject to cash collection will be released to the Participant on a pro rata basis with respect to all cash collected through the Participant’s last day of employment. Any Award arising will be paid in the normal commission payment cycle after the end of the quarter in which the Participant leaves. Thereafter the Participant is not entitled to any further payment of Awards.

3.5 New Employees; Partial-Year Employment. Newly hired Participants may earn Awards under this Plan on a pro-rata basis for complete months worked during the measurement period based on the Participant’s start date of employment, unless the Administrator determines otherwise. Generally, it is anticipated that a Participant’s Sales Quotas will be pro-rated according to the portion of the year during which the Participant is an employee with the Company.

3.6 Base Incentive Compensation (BIC). A Participant’s BIC shall be defined in the PCP as the total anticipated sum of Awards to be paid to a Participant assuming 100% attainment of all objectives/targets in a full year, excluding the base salary of such Participant.

3.7 Payout. Awards will be paid at a time and in the manner determined in the sole discretion of the Administrator and will be paid only when, as and if the Administrator determines to distribute Awards.

3.8 Retirement, Disability or Death. In the event that a Participant should retire, become disabled, or die during a particular Plan year, the Participant (or the designated beneficiary) will be eligible to receive Awards as follows: (i) all Awards earned but not yet paid will be settled in the normal cycle upon the Participant’s retirement, disability or death, and (ii) the Participant (or designated beneficiary) will receive credit for any business derived from an assigned customer within 90 days from the date of the sales employee’s retirement, disability or death.

4.

SALES QUOTAS AND OTHER TERMS AND CONDITIONS

4.1 Setting Sales Quotas. Awards shall be tied to achievement of the Sales Quotas.

The Administrator will determine the Sales Quotas at the beginning of each fiscal year for each Participant, which shall be set forth in each respective Participant’s PCP. Sales Quotas may be set for an individual Participant or may be tied to overall targets for the Company, specific customers or prospects, specific products or services, or a combination of the foregoing. Sales Quotas may be adjusted by the Administrator at any time, in its sole discretion, based on changes to the Company’s business strategy or performance.

4.2 Accounts and Territories. Participants shall be assigned accounts/territories by their line managers. These may be defined by geographic areas, specific customers, prospects, specific products and services, and/or a combination of the foregoing. All assignments are subject to change as sales resources and business conditions dictate. Out-of-territory/channel assignments will be made selectively and in writing.

4.3 Commission Calculations. The following information will be determined by the Administrator and communicated to the Participants via the PCP’s:

(a) methods for calculating Award payments (including applicable rates as well as the treatment of orders placed or payments made in currencies other than the U.S. dollar) and the anticipated timing thereof;

(b) criteria for orders or bookings that trigger an Award, and any cash collection requirements related to payment of Awards;

(c) commission-sharing policies and procedures (if any);

(d) incentives related to the securing of new customer accounts (if any);

(e) policies and procedures regarding Award payments with respect to sales through channel partners;

(f) special incentives related to specific product or customer campaigns (if any);

(g) additional incentives for achievement above a Participant’s respective Sales Quota (if any);

(h) provisions for adjustment of Sales Quotas during the Plan year (if any);

(i) provisions for adjustment of Award payments due to order adjustments or cancellations by customers.

4.4 Transfers of Customer Accounts. In the event that a customer account is transferred from one Participant to another, the transition plan which will be applied to all bookings, revenue and cash credit for purposes of Award calculations will be according to the decision of the Administrator in consultation with the Regional Vice President. This decision will be made on a case by case basis and confirmed to the Participants in writing.

5.

FORM AND TIMING OF THE AWARDS

5.1 Form of Awards. In the event that the Administrator has determined to distribute Awards for a particular period, Awards will be paid in cash to Participants as described in their PCP; provided, however, the Company shall deduct from all Awards payable under this Plan any amounts owed to the Company, compensation for harm caused to the Company, and specific required or authorized payroll deductions (e.g., Court ordered child support, benefit plans, etc.), and any taxes required to be withheld by the national or any state or local government in which a Participant is located. No Participant shall be permitted to elect to defer all or any portion of his/her Award relating to any relevant measurement period hereunder.

5.2 Award Obligations. All Awards payable under this Plan shall be the obligation of the Company. If the Administrator determines that any person entitled to payments under this Plan is physically or mentally incompetent to receive such payments, the Administrator shall make such payments to the legal guardian or other personal representative of such Participant for the use and benefit of such Participant. If the Administrator for any reason is unable to determine with reasonable certainty the proper person to pay pursuant to the terms of the immediately preceding sentence, the Administrator shall pay any amounts due hereunder into a court of competent jurisdiction in an interpleader proceeding for purposes of being directed by such court as to the proper disposition of any such amounts due hereunder. Any such payments so made by the Company, to the extent of the amounts thereof, shall fully discharge the Company’s obligations hereunder. Should the Participant die prior to receiving all amounts due under this Plan, any unpaid amounts due hereunder shall be made to the Participant’s spouse, if such spouse survives the Participant, or, if there is no surviving spouse, to the legal representative of the Participant’s estate, or if no administration is had on the estate, to the person or persons to whom Participant’s property shall pass by applicable laws of descent and distribution.

6.

ADMINISTRATION

6.1 Administrator. The Plan shall be administered by the Administrator.

6.2 Authority. The Company’s Board retains ultimate authority to interpret the terms of this Plan. To the extent delegated to the Administrator by the Board or the Compensation Committee, as applicable (if the Administrator is neither such body), the Administrator shall have the discretionary authority to construe, interpret and implement the terms of the Plan, to determine eligibility of Participants to participate in the Plan, to determine Award amounts available under the

Plan, if any, and to ensure fair and equitable application of the terms of the Plan. The Administrator must approve any deviation from the terms of this Plan or any Participant’s PCP, and any such approval shall be in the Administrator’s sole discretion. The Administrator’s determination, decision or action with respect to the construction, interpretation, administration or application of the Plan and all Awards thereunder shall be final, conclusive and binding on all Participants, and shall be given maximum deference permitted by law. The validity of any such determination, decision or action shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly made in bad faith or materially affected by fraud.

6.3 Compensation Committee Review of Awards to Executive Officers. In order to promote compliance with the applicable rules and regulations of the Securities and Exchange Commission and the listing standards of the New York Stock Exchange, the Compensation Committee shall review and approve, on at least an annual basis, the payment of all Awards under this Plan to any Participant that is an “executive officer” of the Company, as that term is defined under Rule 3b-7 of the Securities Exchange Act of 1934, as amended.

7.

CONFIDENTIALITY OBLIGATION

This Plan is a special compensation program adopted by the Company solely for the benefit of those individuals who are designated as Participants in the Plan. Each Participant has an affirmative obligation to maintain the confidentiality of the terms and conditions of his or her participation in the Plan, including his or her designation as a Participant in the Plan, except where disclosure to a party is necessary because of the particular relationship the Participant shares with that party. Such parties may include the Participant’s spouse, attorney, tax or financial advisor, who, in turn, shall be advised by such Participant that they may not disclose or communicate the terms and conditions of the Participant’s participation in the Plan.

8.

GENERAL PROVISIONS

8.1 Rights of Participants. Nothing in this Plan shall be construed to:

(a) Give the Participant any rights whatsoever with respect to any Award until such Award is actually paid to the Participant in accordance with the terms of this Plan;

(b) Limit in any way the right of the Company to terminate the Participant’s employment by the Company at any time;

(c) Give the Participant or any other person any interest in any fund or in any specific asset or assets of the Company;

(d) Give the Participant or any other person any interest or right other than those of any unsecured general creditor of the Company; or

(e) Be evidence of any agreement or understanding, express or implied, that the Company will employ the Participant in any particular position or at any particular rate of remuneration or for any particular period of time.

8.2 Non-assignability of Benefits. No right or benefit under this Plan shall be subject to anticipation, transfer, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, transfer, sell, assign, pledge, encumber, or charge the same will be void.

8.3 Severability. If any provision of this Plan or any Participant’s PCP, or combination of the same, is in violation of any applicable law or regulation, or is unenforceable or void for any reason, such provision(s) of the same shall be modified to the extent necessary to accomplish the intention of such provision without violating applicable law or regulation and the remainder of the Agreement shall remain binding and in full force and effect upon the Participants.

8.4 Prerequisites to Benefits. Neither the Participant, nor any person claiming through the Participant, shall have any right or interest in this Plan, or any Award hereunder, unless and until all the terms, conditions, and provisions of this Plan which affect the Participant or such other person shall have been complied with as specified herein.

8.5 Bonus Arrangement. This Plan is intended to be a discretionary bonus program that is designed to provide an on-going, pecuniary incentive for the Participant to produce the Participant’s best efforts to increase the value of the Company. This Plan is not intended to provide retirement income or to defer the receipt of payments hereunder to the termination of the Participant’s covered employment or beyond. This Plan is strictly an incentive bonus program (as described in U.S. Department of Labor Regulation Section 2510.3-2(c) or any successor thereto), and not a pension or welfare benefit plan that is subject to ERISA. The Plan is intended to be exempt from Section 409A of the Code as a discretionary bonus program. All interpretations and determinations hereunder shall be made on a basis consistent with the status of the Plan as a discretionary bonus program.

8.6 Powers of the Company. The existence of outstanding and unpaid contingent interests under the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustments, recapitalization, reorganization or other changes in the Company’s capital structure or in its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, common or preferred stock, if applicable, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other act or proceeding, whether of a similar character or otherwise.

8.7 Waiver. A waiver by the Company, or the Participant, of any of the terms or conditions contained in the Plan shall not be construed as a general waiver by such party of any other terms or conditions contained in this Plan.

8.8 Gender, Tense and Headings. Whenever the context requires, words of the masculine gender used herein shall include the feminine and neuter, and words used in singular shall include plural. Headings of Articles and Sections, as used herein, are inserted solely for convenience and reference and constitute no part of this Plan.

8.9 Governing Law. This Plan shall be subject to and governed by the laws of the State of Texas (without regard to its conflict of law rules) and, to the extent applicable, the laws of the United States.

8.10 Notice. Any notice required or permitted to be given under this Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Administrator, the Company, Participant or beneficiary, as applicable, at the address last furnished by such person. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the dates shown on the postmark on the receipts for registration or certification.

8.11 Entire Agreement. This Plan and the PCP, including any supplements, exhibits and schedules hereto, set forth the entire agreement and understanding between the Company and each Participant relating to the subject matter hereof and supersede and merge all prior discussions, agreements and understandings, both written and oral, between the Company and each Participant with respect to the subject matter hereof.

8.12 No Individual Liability. No member of the Board of Directors, any officer or employee of the Company, or the Administrator (or any person acting at their discretion in connection with the Plan) shall be liable for any determination, decision or action made in good faith with respect to the Plan or any payment under the Plan.

8.13 Amendment and Termination. The Administrator may at any time amend, alter, suspend, supersede or terminate the Plan for any reason, at any time, and in its sole discretion, with or without advance notice to Participants.

8.14 No Guarantee of Tax Consequence. The Participant shall be solely responsible for and liable for any tax consequences (including but not limited to any interest or penalties) as a result of participation in the Plan. Neither the Board, the Company nor the Administrator makes any commitment or guarantee that any federal, national, state or local tax treatment will apply or be available to any Participant and assumes no liability whatsoever for the tax consequences to any Participant.